Exhibit 99.1

PRESS RELEASE

MICROSOFT TO SELL GREENFIELD ONLINE’S INTERNET SURVEY SOLUTIONS BUSINESS TO ZM CAPITAL

REDMOND, Wash. and Wilton, CT—September 10, 2008—Microsoft Corp. and Greenfield Online, Inc. (Nasdaq: SRVY) today announced that in connection with the acquisition agreement between the two companies, announced on August 29, 2008, Microsoft has signed an agreement to sell the Greenfield Online Internet survey solutions (ISS) business to ZM Surveys LLC, an entity affiliated with ZM Capital, L.P. (“ZM Capital”), a private equity investment partnership focused on entertainment and media investments.

ISS collects, organizes and sells consumer and business professional data in the form of diverse and demographically representative survey responses to marketing research companies on a global basis. ISS manages Internet panels, including the Greenfield Online panel in the United States and Canada; and the Ciao Survey panels in Europe, and other countries in Asia and Latin America, as well as provides solutions via its Real-Time Sampling® capability that recruits survey takers across the Internet in real time. ISS targets its Internet survey solutions to approximately 2,500 full service marketing research and consulting firms and large international marketing research companies worldwide.

ZM Capital has advised that it intends to keep the Greenfield Online ISS business as a standalone, independent, privately-held company. The transaction also represents the first portfolio investment made by ZM Capital.

Albert Angrisani, Greenfield Online’s President and Chief Executive Officer said: “We believe that Microsoft’s decision to sell Greenfield Online’s ISS business to ZM Capital is an excellent opportunity to strengthen our industry leadership around the world. The ZM Capital acquisition is a very positive development for ISS clients and employees, and I believe the team at ZM Capital has the right combination of domain experience and resources to help the ISS business develop the next generation of products and services.”

“We are excited to acquire one of the industry’s leading service providers as the inaugural investment for ZM Capital,” stated Andrew Vogel, a partner at ZM Capital. “We intend to keep the Greenfield Online ISS business a standalone, independent service provider and have no current plans to integrate or merge ISS with any other company. We look forward to working with the management team to leverage the company’s strengths in data quality, technology and worldwide reach to further its global leadership and to deepen the company’s relationships with its approximately one thousand market research clients.”

Commented Tami Reller, Corporate Vice President and CFO for Windows and Online Services, Microsoft, “It was very important to Microsoft to find the right partner to champion the continued growth of the Greenfield Online ISS business, which is not a fit within Microsoft’s strategy for our Live Search platform. The strength of the ISS business allowed us to find the right buyer for that business, letting us focus on our acquisition of Greenfield Online and its Ciao comparison shopping business, which we believe will help bolster our commercial search strategy in Europe.”

The agreement with ZM Capital is subject to customary closing conditions, including a financing contingency. Microsoft’s acquisition of Greenfield Online is not contingent on the closing of the sale of ISS to ZM Capital. The merger of Greenfield Online and Microsoft and Microsoft’s sale of the ISS business are expected to close simultaneously in the fourth quarter of 2008.

Deutsche Bank Securities Inc., served as Greenfield Online’s financial advisors in connection with the transaction. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as Greenfield Online’s legal counsel.

NewStar Financial and CIT are providing senior financing and Veronis Suhler Stevenson’s Structured Capital fund is providing mezzanine financing in connection with ZM Capital’s acquisition of the ISS business. Kirkland & Ellis LLP served as ZM Capital’s legal counsel.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

About Greenfield Online, Inc.

Greenfield Online, Inc. is a global interactive media and services company that collects consumer attitudes about products and services, enabling consumers to reach informed purchasing decisions about the products and services they want to buy; and helping companies better understand their customer in order to formulate effective product marketing strategies. Proprietary, innovative technology enables us to collect these opinions quickly and accurately, and to organize them into actionable form. For more information, visit www.greenfield.com. Through our Ciao comparison shopping portals we gather unique and valuable user-generated content in the form of product and merchant reviews. Visitors to our Ciao portals use these reviews to help make purchasing decisions and we derive revenue from this Internet traffic via e-commerce, merchant referrals, click-throughs, and advertising sales. For more information or to become a member, visit http://www.ciao-group.com. Through our Greenfield Online and Ciao Surveys websites and affiliate networks, we collect, organize and sell consumer opinions in the form of survey responses to marketing research companies and companies worldwide. For more information, visit www.greenfield-ciaosurveys.com. To take a survey, go to www.greenfieldonline.com.

About ZM Capital

ZM Capital is a private equity investment partnership focused on entertainment and media investments with offices in New York and Los Angeles. The partners have extensive experience investing in and operating companies in the marketing services, business information, advertising, interactive entertainment, direct marketing, recorded music, film and television sectors.

For further information, please contact:

Microsoft

Rapid Response Team

Waggener Edstrom Worldwide

Ph: (503)-443-7070

rrt@waggeneredstrom.com

Greenfield Online

Company Contact:

Cynthia Brockhoff

Vice President — Investor Relations

Greenfield Online

Ph: (203)-846-5772

Cbrockhoff@Greenfield.com

Advisory and Important Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Greenfield Online or Microsoft. At the time the subsidiary of Microsoft commences the tender offer, it will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and Greenfield Online will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER WILL BE MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Greenfield Online, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Microsoft and the Company with the SEC) and the Solicitation/Recommendation Statement will also be available for free at the SEC’s website at www.sec.gov. Investors and security holders are strongly advised to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the tender offer referred to in this press release when they become available because they will contain important information. The tender offer materials may also be obtained for free by contacting the information agent for the tender offer.

Cautionary Note Regarding Forward Looking Statements

Certain statements contained in this press release about our expectation of future events or results constitute forward-looking statements. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from our anticipated results and financial condition indicated in these forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions required to complete the merger, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the merger. Additional information regarding risk factors and uncertainties affecting the Company is detailed from time to time in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, available for viewing on the Company’s website at www.greenfield.com. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.